Filed pursuant to Rule 424(b)(5)

Registration No. 333-280960

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 23, 2024)

     25,000,000 Shares

Allegro MicroSystems, Inc.
Common Stock

We are offering 25,000,000 shares of our common stock.

Pursuant to the terms of a share repurchase agreement (the “Share Repurchase Agreement”), we have agreed to repurchase from Sanken (as defined herein) in a privately negotiated transaction 38,767,315 shares of our common stock at a price per share equal to the price per share at which the underwriters will purchase shares of our common stock in this offering from us (after giving effect to the underwriting discount of 3.50%). The shares being repurchased by us pursuant to the Share Repurchase Agreement will be retired. On an as adjusted basis after giving effect to this offering and the transactions contemplated by the Share Repurchase Agreement, Sanken will hold approximately 33.2% (or 32.5% if the underwriters’ option to purchase additional shares of our common stock is exercised in full) of our outstanding common stock. The repurchase by us of a number of shares of common stock equal to the number of shares being offered in this offering (excluding the underwriters’ option to purchase additional shares of our common stock) is expected to occur one business day after the closing of this offering (the “First Closing”). We intend to fund the First Closing with the net proceeds of this offering (excluding any net proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock). The repurchase of the remainder of the shares of our common stock that we expect to repurchase from Sanken is expected to occur substantially concurrently with the receipt by us of the proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock, the 2023 Term Loan Facility or the 2023 Revolving Credit Facility (each as defined herein) or, otherwise, another date of our choosing after the closing of this offering (the “Second Closing”). We intend to fund the Second Closing with any net proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock, cash on hand or additional borrowings under the 2023 Term Loan Facility or the 2023 Revolving Credit Facility. The First Closing of the share repurchase is conditioned upon the closing of this offering and certain other conditions and the Second Closing of the share repurchase is conditioned upon the receipt by us of net proceeds of no less than $300 million from incremental term loans under our existing credit facility and certain other conditions, but this offering is not conditioned on the consummation of the share repurchase. We cannot provide any assurance that the share repurchase will occur on the terms described herein, or at all. Nothing in this prospectus supplement should be construed as an offer (i) to sell, or the solicitation of an offer to purchase, any of our common stock that we repurchase, or (ii) to repurchase, or the solicitation of an offer to sell, any of our common stock. See “Prospectus Supplement Summary—Recent Developments—Share Repurchase.”

Pursuant to the terms of the Share Repurchase Agreement, Sanken has agreed to a lock-up in respect of the remaining shares of our common stock that it holds after giving effect to the share repurchase for the period from the date of the Share Repurchase Agreement until the date that is 14 months following the First Closing of the share repurchase. We have agreed with the underwriters not to release the lock-up with Sanken during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement without the prior written consent of Barclays Capital Inc. and Morgan Stanley & Co. LLC on behalf of the underwriters. See “Prospectus Supplement Summary—Recent Developments—Share Repurchase.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ALGM.” The last reported sale price of our common stock on the Nasdaq Global Select Market on July 24, 2024 was $24.70 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement, page 6 of the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompany prospectus to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$24.00	$600,000,000
Underwriting discount (1)	$0.84	$21,000,000
Proceeds, before expenses, to us	$23.16	$579,000,000

_____________________
(1)	See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase up to 3,750,000 additional shares of common stock at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on July 26, 2024.

Barclays	Morgan Stanley	UBS Investment Bank
BofA Securities	Mizuho	Jefferies
PJT Partners	Needham & Company

Prospectus supplement dated July 24, 2024.

Page

Prospectus Supplement

Prospectus

We have not and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, or in any related free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares offered by this prospectus supplement, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus or any free writing prospectus outside the United States. See “Underwriting (Conflicts of Interest).”

ii

About This Prospectus Supplement

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and supplements and updates information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which is part of a “shelf” registration statement on Form S-3 that we initially filed with the SEC on July 23, 2024, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus (and any applicable free writing prospectuses), together with any documents incorporated by reference herein and therein and the additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in its entirety before making an investment decision. To the extent there is a variation or conflict between information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Basis of Presentation

As used in this prospectus supplement, unless the context otherwise requires, references to:

•	“2023 Revolving Credit Facility” refer to our $224.0 million secured revolving credit facility, which includes a $20.0 million letter of credit subfacility, maturing on June 21, 2028, pursuant to the revolving facility credit agreement, dated June 21, 2023, with Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent, a letter of credit issuer and a lender, and the other agents, lenders and letter of credit issuers parties thereto.

•	“2023 Term Loan Facility” refer to the term loan maturing in 2030 that we have entered into with Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent, and other agents, arrangers and lenders party thereto.

•	“Allegro,” “we,” “us,” “our,” “our business,” the “company,” and similar references refer to Allegro MicroSystems, Inc. and, where appropriate, its consolidated subsidiaries.

•	“Fiscal Year 2024 10-K” refer to our Annual Report on Form 10-K for the fiscal year ended March 29, 2024, filed with the Securities and Exchange Commission (the “SEC”), on May 23, 2024, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

•	“Sanken” refer to Sanken Electric Co., Ltd.

Trademarks, Trade Names and Service Marks

This prospectus supplement and the accompanying prospectus include, or incorporate by reference, our trademarks, trade names and service marks, including, without limitation, “Allegro MicroSystems®,” “Allegro®” and our logo, which are protected under applicable intellectual property laws and are our property. This prospectus supplement and the accompanying prospectus also contain, or incorporate by reference, trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus supplement and the accompanying prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we or the applicable owner will not assert, to the fullest extent permitted under applicable law, our or its rights or the right of any applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Market and Industry Data

Unless otherwise indicated, information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Fiscal Year 2024 10-K, which is incorporated by reference herein and therein, and in this prospectus supplement under the heading “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Prospectus Supplement Summary

This summary highlights information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus supplement and the corresponding section in our Fiscal Year 2024 10-K, which is incorporated by reference herein and therein, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Fiscal Year 2024 10-K which is incorporated by reference herein and therein, and the audited consolidated financial statements and the related notes included in our Fiscal Year 2024 10-K, before making an investment decision. Some of the statements contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Company Overview

We are a leading global designer, developer, fabless manufacturer and marketer of sensor integrated circuits (“ICs”) and application-specific analog power ICs enabling the most important emerging technologies in the automotive and industrial markets. We are a leading supplier of magnetic sensor IC solutions worldwide based on market share, driven by our market leadership in the automotive market. Our products are foundational to automotive and industrial electronic systems. Our sensor ICs enable our customers to precisely measure motion, speed, position and current, while our power ICs include high-temperature and high-voltage capable motor drivers, power management ICs, light emitting diode driver ICs and isolated gate drivers. We believe that our technology expertise, combined with our deep applications knowledge and strong customer relationships, enable us to develop solutions that provide more value to customers than typical ICs. Compared to a typical IC, our solutions are more integrated, intelligent and sophisticated for complex applications and easier for customers to use.

Corporate Information

We were incorporated in the State of Delaware in March 2013 under the name Sanken North America, Inc. and, in April 2018, changed our name to Allegro MicroSystems, Inc. Our principal executive offices are located at 955 Perimeter Road, Manchester, New Hampshire 03103. Our telephone number is (603) 626-2300, and our website address is www.allegromicro.com/en. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and does not form a part of this prospectus supplement or the accompanying prospectus. You should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus in deciding whether to purchase shares of our common stock.

Recent Developments

Preliminary Financial Results for the First Quarter Ended June 28, 2024

While Allegro’s financial closing and financial statement preparation process is in its preliminary stages, Allegro currently expects the following unaudited preliminary financial results for the first quarter ended June 28, 2024:

	GAAP	Non-GAAP
	Preliminary June 28, 2024 Results (unaudited)	Preliminary June 28, 2024 Results (unaudited)
	(As of 7/23/2024)	(As of 7/23/2024)
Total Net Sales	$167M +/- $1.0M	$167M +/- $1.0M
Gross Profit $	$74.5M +/- $1.0M	$81.5M +/- $1.0M
Gross Margin %	44.6% +/- 25 bps	48.8% +/- 25 bps
Operating Expenses $	$85.5M +/- $0.5M	$71.5M +/- $0.5M
Net (Loss) Income Attributable to Allegro MicroSystems, Inc.	($17.7M) +/- $1.0M	$6.0M +/- $1.0M
Diluted Earnings (Loss) per Share	($0.10) - ($0.09)	$0.02 -$0.03
Net Loss	($17.6M) +/- $1.0M	NA
Adjusted EBITDA	NA	$22.0M +/- $1.0M
Operating Cash Flow	$32.7M +/- $2.0M	N/A
Free Cash Flow	NA	$23.0M +/- $2.0M

Gross profit decreased in the three-month period ended June 28, 2024 compared to the three-month period ended June 30, 2023 due to a decrease in net sales, as well as lower cost of goods sold primarily due to a reduction in production volume as well as product mix, offset by an increase in amortization of intangible assets in relation to the acquisition of Crocus Technology International Corp. In addition, the Company made progress during the three-month period ended June 28, 2024 in working closely with customers to manage orders to reduce inventory in the channel and return to more normalized business levels.

Cash and cash equivalents was $184 million, inclusive of $11 million in restricted cash, at June 28, 2024.

The Company currently expects that our final first quarter results will be within the ranges described above. The anticipated preliminary financial results referred to herein are based on management’s preliminary, unaudited analysis of the Company’s financial performance as of the date hereof. As of the date hereof, our results for the fiscal quarter ended June 28, 2024 have not been completed and Allegro has not completed its quarter end procedures for such periods. These estimates are preliminary and inherently uncertain and subject to change as we finalize our results of operations for the fiscal quarter ended June 28, 2024. During the course of our quarter-end review process, the Company may identify items that would require it to make adjustments, which may be material, to the information presented above. There can be no assurance that our final results for the fiscal quarter ended June 28, 2024 will not differ materially from these preliminary estimates. The preliminary estimates presented above should not be viewed as a substitute for condensed consolidated interim financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Our consolidated financial statements for the fiscal quarter ended June 28, 2024 will not be available until after this offering is consummated, and consequently, will not be available to you prior to investing in this offering. The above statements do not present all information necessary for an understanding of our results of operations for the fiscal quarter ending June 28, 2024. Accordingly, undue reliance should not be placed on these preliminary financial results. These preliminary financial results for the three months ended June 28, 2024 are not necessarily indicative of the results to be achieved for the full fiscal year or any future period.

The preliminary financial data included herein has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Investor Non-GAAP Financial Measures

In addition to the measures presented in our consolidated financial statements, we regularly review other measures, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions. The key measures we consider are non-GAAP Gross Profit, non-GAAP Gross Margin, non-GAAP Operating Expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP Net Income, non-GAAP Basic and Diluted Earnings per Share, Free Cash Flow and Free Cash Flow Margin (collectively, the “Non-GAAP Financial Measures”). These Non-GAAP Financial Measures provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be unrelated to our core operations, and in the case of non-GAAP Income Tax Provision, management believes that this non-GAAP measure of income taxes provides it with the ability to evaluate the non-GAAP Income Tax Provision across different reporting periods on a consistent basis, independent of special items and discrete items, which may vary in size and frequency. These Non-GAAP Financial Measures are used by both management and our board of directors, together with the comparable GAAP information, in evaluating our current performance and planning our future business activities.

The Non-GAAP Financial Measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. The Non-GAAP Financial Measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies, which could reduce the usefulness of our Non-GAAP Financial Measures as tools for comparison. These Non-GAAP Financial Measures should not be considered as substitutes for GAAP financial measures such as gross profit, gross margin, net income or any other performance measures derived in accordance with GAAP. Also, in the future we may incur expenses or charges such as those being adjusted in the calculation of these Non-GAAP Financial Measures. Our presentation of these Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. These Non-GAAP Financial Measures exclude costs related to acquisition and related integration expenses, amortization of acquired intangible assets, stock-based compensation, restructuring actions, related party activities and other non-operational costs.

Reconciliation of Preliminary Non-GAAP Gross Margin
	Three-Month Period Ended
	June 28, 2024 (unaudited)
	(Dollars in thousands, except percentages)
GAAP Gross Profit	$74,500	+/-$1.0M
GAAP Gross Margin	44.6%	+/-25bps
Non-GAAP adjustments
Purchased intangible amortization	5,000
Restructuring costs	1,200
Stock-based compensation	600
Other costs(1)	200
Total Non-GAAP Adjustments	$7,000	+/-$1.0M

Non-GAAP Gross Profit	$81,500	+/-$1.0M
Non-GAAP Gross Margin (% of net sales)	48.8%	+/-25bps

(1) Included in non-GAAP other costs are non-recurring charges that are individually immaterial for separate disclosure.

Reconciliation of Preliminary Non-GAAP Operating Expenses
	Three-Month Period Ended
	June 28, 2024 (unaudited)
	(Dollars in thousands)
GAAP Operating Expenses	$85,500	+/-$0.5M

Research and Development Expenses
GAAP Research and Development Expenses	45,000
Non-GAAP adjustments
Transaction-related costs	1,000
Restructuring costs	200
Stock-based compensation	3,700
Non-GAAP Research and Development Expenses	40,100	+/-$0.5M

Selling, General and Administrative Expenses
GAAP Selling, General and Administrative Expenses	40,200
Non-GAAP adjustments
Transaction-related costs	800
Purchased intangible amortization	500
Restructuring costs	1,000
Stock-based compensation	5,800
Other costs(1)	1,000
Non-GAAP Selling, General and Administrative Expenses	31,100	+/-$0.5M

Total Non-GAAP Adjustments	14,000	+/-$0.5M

Non-GAAP Operating Expenses	$71,500	+/-$0.5M

(1) Included in non-GAAP other costs are non-recurring charges that are individually immaterial for separate disclosure such as project evaluation costs, which consist of costs incurred in connection with debt and equity financings or other non-recurring transactions.

Reconciliation of Preliminary EBITDA and Preliminary Adjusted EBITDA

	Three-Month Period Ended
	June 28, 2024 (unaudited)
	(Dollars in thousands, except percentages)
GAAP Net Loss	$(17,600)	+/- $1.0M
GAAP Net Loss Margin (% of net sales)	(10.5)%	+/- 50bps

Interest expense	5,500
Interest income	(500)
Income tax provision	1,500
Depreciation & amortization	16,500
EBITDA	$5,400	+/- $1.0M

Transaction-related costs	1,800
Restructuring costs	2,400
Stock-based compensation	10,100
Other costs(1)	2,300
Adjusted EBITDA	$22,000	+/- $1.0M
Adjusted EBITDA Margin (% of net sales)	13.2%	+/- 50bps

(1) Included in non-GAAP other costs are non-recurring charges that are individually immaterial for separate disclosure such as project evaluation costs, which consist of costs incurred in connection with debt and equity financings or other non-recurring transactions and income (loss) in earnings of equity investments.

Reconciliation of Preliminary Non-GAAP Net Income Attributable to Allegro MicroSystems, Inc. and Preliminary Non-GAAP Diluted Earnings per Share
	Three-Month Period Ended
	June 28, 2024 (unaudited)
	(Dollars in thousands (except per share amounts) and share counts in millions)
GAAP Net Loss Attributable to Allegro MicroSystems, Inc.(1)	$(17,700)	+/-$1.0M
GAAP Diluted Loss per Share	$(0.09)	+/-$0.01

Transaction-related costs	1,800
Transaction-related interest	700
Purchased intangible amortization	5,400
Restructuring costs	2,400
Stock-based compensation	10,100
Other costs(2)	2,900
Total Non-GAAP Adjustments	23,300	+/-$1.0M
Tax effect of adjustments to GAAP results(3)	400
Non-GAAP Net Income Attributable to Allegro MicroSystems, Inc.	$6,000	+/-$1.0M
Diluted weighted average common shares	194.7
Non-GAAP Diluted Earnings per Share	$0.03	+/-$0.01

(1) GAAP Net Loss Attributable to Allegro MicroSystems, Inc. represents GAAP Net Income adjusted for Net Income Attributable to non-controlling interests.
(2) Included in non-GAAP other costs are non-recurring charges that are individually immaterial for separate disclosure such as project evaluation costs, which consist of costs incurred in connection with debt and equity financings or other non-recurring transactions and income (loss) in earnings of equity investments.

(3) To calculate the tax effect of adjustments to GAAP results, the Company considers each Non-GAAP adjustment by tax jurisdiction and reverses all discrete items to calculate an annual Non-GAAP effective tax rate (“NG ETR”). This NG ETR is then applied to Non-GAAP Profit Before Tax to arrive at the tax effect of adjustments to GAAP results.

Reconciliation of Preliminary Non-GAAP Free Cash Flow

	Three-Month Period Ended
	June 28, 2024 (unaudited)
	(Dollars in thousands, except percentages)
GAAP Operating Cash Flow	$32,700	+/-$2.0M
GAAP Operating Cash Flow % of net sales	19.6%	+/-50bps
Non-GAAP adjustments
Purchases of property, plant and equipment	(9,700)	+/-$2.0M

Non-GAAP Free Cash Flow	$23,000	+/-$2.0M
Non-GAAP Free Cash Flow Margin (% of net sales)	13.8%	+/-50bps

Share Repurchase

Pursuant to the terms of the Share Repurchase Agreement entered into by and between us and Sanken on July 23, 2024, we have agreed to repurchase from Sanken in a privately negotiated transaction 38,767,315 shares of our common stock at a price per share equal to the price per share at which the underwriters will purchase shares of our common stock in this offering from us (after giving effect to the underwriting discount of 3.50%). The shares being repurchased by us pursuant to the Share Repurchase Agreement will be retired. On an as adjusted basis after giving effect to this offering and the transactions contemplated by the Share Repurchase Agreement, Sanken will hold approximately 33.2% (or 32.5% if the underwriters’ option to purchase additional shares of our common stock is exercised in full) of our outstanding common stock.

The repurchase by us of a number of shares of common stock equal to the number of shares being offered in this offering (excluding the underwriters’ option to purchase additional shares of our common stock) is expected to occur one business day after the closing of this offering (the “First Closing”). We intend to fund the First Closing with the net proceeds of this offering (excluding any net proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock). The repurchase of the remainder of the shares of our common stock that we expect to repurchase from Sanken is expected to occur substantially concurrently with the receipt by us of the proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock, the 2023 Term Loan Facility or the 2023 Revolving Credit Facility or, otherwise, another date of our choosing after the closing of this offering (the “Second Closing”). We intend to fund the Second Closing with any net proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock, cash on hand or additional borrowings under the 2023 Term Loan Facility or the 2023 Revolving Credit Facility.

The First Closing of the share repurchase is conditioned upon the closing of this offering and certain other conditions and the Second Closing of the share repurchase is conditioned upon the receipt by us of net proceeds of no less than $300 million from incremental term loans under our existing credit facility and certain other conditions, but this offering is not conditioned on the consummation of the share repurchase. We cannot provide any assurance that the share repurchase will occur on the terms described herein, or at all. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—There can be no assurance that the repurchase of shares from Sanken pursuant to the Share Repurchase Agreement will occur on the terms described herein.” The description of, and other information in this prospectus supplement regarding, the share repurchase are included in this prospectus supplement for informational purposes only. Nothing in this prospectus supplement should be construed as an offer (i) to sell, or the solicitation of an offer to purchase, any of our common stock that we repurchase, or (ii) to repurchase, or the solicitation of an offer to sell, any of our common stock.

The Share Repurchase Agreement and related arrangements and transactions were reviewed and approved by our Audit Committee, which is charged with reviewing related party transactions, and is composed of three independent directors who are not affiliated with Sanken. Upon the recommendation by the Audit Committee, the disinterested members of our board of directors also approved such transactions.

Pursuant to the terms of the Share Repurchase Agreement, Sanken has agreed to reimburse us for the expenses incurred by us in connection with this offering, excluding the underwriting discount.

Pursuant to the terms of the Share Repurchase Agreement, Sanken has agreed that, without our prior written consent, Sanken will not, from the date of the Share Repurchase Agreement until the date that is 14 months following the First Closing of the share repurchase (the “Lock-Up Period”), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise transfer or dispose of, or publicly disclose the intention to make any offer, sale, pledge or disposition of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for, or that represent the right to receive, shares of our common stock, engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or other derivative transaction or instrument) which is designed to or which could reasonably be expected to lead to or result in a sale, loan, pledge or other disposition or transfer of all or a portion of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, in each case other than (i) the shares to be sold pursuant to the terms of the Share Repurchase Agreement to us, (ii) any other shares of our common stock that may be sold by Sanken to us, (iii) shares of our common stock transferred to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect controlled affiliate (as defined under Rule 12b-2 of the Exchange Act) of Sanken; provided that Sanken will cause any such controlled affiliate that obtains any shares of our common stock to be bound by the terms of the lock-up; and (iv) Sanken may enter into a written plan meeting the requirements of Rule 10b5-l under the Exchange Act for the transfer of shares of our common stock that does not in any case provide for the transfer of shares of our common stock during the Lock-up Period; provided that any voluntary or required public filing, report or disclosure regarding such Rule 10b5-1 Plan shall include a statement to the effect that no transfers may be made pursuant to such trading plan during the Lock-Up Period.

See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock— Our principal stockholder, Sanken, will continue to influence us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control, and otherwise affect the prevailing market price of our common stock.” For information regarding material relationships between us and Sanken, see “Certain

Relationships and Related Person Transactions” in our 2024 Notice of Annual Meeting and Proxy Statement, which is incorporated by reference herein.

Second Amended and Restated Stockholder Agreement

In connection with the Share Repurchase Agreement, we entered into that certain Second Amended and Restated Stockholders Agreement, by and between us and Sanken (the “Second Amended and Restated Stockholders Agreement”), which amended and restated that certain Amended and Restated Stockholders Agreement, dated as of June 16, 2022 by and among us, Sanken and OEP SKNA, L.P. (“OEP”) (the “Stockholders Agreement”) in its entirety. The Second Amended and Restated Stockholders Agreement will become effective in accordance with its terms on July 29, 2024. The Second Amended and Restated Stockholders Agreement removed OEP as a party to the Stockholders Agreement and amended certain rights and obligations of the Company and Sanken.

The Second Amended and Restated Stockholders Agreement provides that Sanken is required to vote in favor of all designees to our board of directors nominated by our Nominating and Corporate Governance Committee and, if requested by our Nominating and Corporate Governance Committee, vote all outstanding shares of Allegro common stock held by Sanken in favor of any matter which our board of directors determines is advisable and in the best interests of our stockholders and vote against any matter that would reasonably be expected to oppose such matter.

Additionally, Sanken is entitled to nominate two directors to the board of directors as long as Sanken and its affiliates beneficially own, directly or indirectly, at least 20% of our outstanding shares of common stock and one director to the board of directors as long as Sanken and its affiliates beneficially own, directly or indirectly, at least 10% of our outstanding shares of common stock. In each case, Sanken is also entitled to designate one Sanken observer to the board of directors to attend meetings of the board of directors in a non-voting, observer capacity, subject to certain exceptions. If at any point Sanken and its affiliates beneficially own, directly or indirectly, less than 10% of our outstanding shares of common stock, Sanken will not be entitled to nominate a director to the board of directors, nor will Sanken be entitled to designate a Sanken observer to the board of directors. Consistent with the Stockholders Agreement, if the number of directors that Sanken has the right to designate to our board of directors is decreased (each such occurrence, a “Decrease in Designation Rights”), Sanken will use its reasonable best efforts to cause each of the Sanken directors that Sanken ceases to have the right to designate to serve as a Sanken director to offer to tender his or her resignation, and each of such director so tendering a resignation shall resign within thirty days from the date that Sanken incurs a Decrease in Designation Rights.

The Second Amended and Restated Stockholders Agreement also provides our Nominating and Corporate Governance Committee with increased board designation rights and provides us a right of first refusal to purchase from Sanken any shares of our outstanding shares of common stock that Sanken proposes to sell or transfer, subject to certain exceptions.

Credit Facility Amendment

The Company anticipates amending its existing credit agreement to (i) incur new incremental term loans pursuant to the 2023 Term Loan Facility to finance a portion of the repurchase of shares of Common Stock from Sanken pursuant to the terms of the Share Repurchase Agreement, (ii) increase the amount of revolving commitments available under the 2023 Revolving Credit Facility by $32,000,000, (iii) permit under the credit agreement the repurchase contemplated by the Share Repurchase Agreement and (iv) make certain other changes.

There can be no assurance that the incremental term loans under the 2023 Term Loan Facility or the increase to revolving commitments under the 2023 Revolving Credit Facility (or the aforementioned amendments) will be completed on the terms described herein, or at all.

The Offering

Common stock offered by us	25,000,000 shares.

Underwriters’ option to purchase additional shares of common stock from us
The underwriters have a 30-day option to purchase up to 3,750,000 additional shares of common stock from us at the public offering price less the underwriting discount, as described under the heading “Underwriting (Conflicts of Interest).”

Share repurchase

Pursuant to the terms of the Share Repurchase Agreement, we have agreed to repurchase from Sanken in a privately negotiated transaction 38,767,315 shares of our common stock at a price per share equal to the price per share at which the underwriters will purchase shares of our common stock in this offering from us (after giving effect to the underwriting discount of 3.50%). The shares being repurchased by us pursuant to the Share Repurchase Agreement will be retired. On an as adjusted basis after giving effect to this offering and the transactions contemplated by the Share Repurchase Agreement, Sanken will hold approximately 33.2% (or 32.5% if the underwriters’ option to purchase additional shares of our common stock is exercised in full) of our outstanding common stock.

The repurchase by us of a number of shares of common stock equal to the number of shares being offered in this offering (excluding the underwriters’ option to purchase additional shares of our common stock) is expected to occur one business day after the closing of this offering. We intend to fund the First Closing with the net proceeds of this offering (excluding any net proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock). The repurchase of the remainder of the shares of our common stock that we expect to repurchase from Sanken is expected to occur substantially concurrently with the receipt by us of the proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock, the 2023 Term Loan Facility or the 2023 Revolving Credit Facility (each as defined herein) or, otherwise, another date of our choosing after the closing of this offering. We intend to fund the Second Closing with any net proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock, cash on hand or additional borrowings under the 2023 Term Loan Facility or the 2023 Revolving Credit Facility.

The First Closing of the share repurchase is conditioned upon the closing of this offering certain other conditions and the Second Closing of the share repurchase is conditioned upon the receipt by us of net proceeds of no less than $300 million from incremental term loans under our existing credit facility and certain other conditions, but this offering is not conditioned on the consummation of the share repurchase. We cannot provide any assurance that the share repurchase will occur on the terms described herein, or at all. Nothing in this prospectus supplement should be construed as an offer (i) to sell, or the solicitation of an offer to purchase, any of our common stock that we repurchase, or (ii) to repurchase, or the solicitation of an offer to sell, any of our common stock.

Pursuant to the terms of the Share Repurchase Agreement, Sanken has agreed to a lock-up in respect of the remaining shares of our common stock that it holds after giving effect to the share repurchase for the period from the date of the Share Repurchase Agreement until the date that is 14 months following the First Closing of the share repurchase. We have agreed with the underwriters not to release the lock-up with Sanken during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement without the prior written consent of Barclays Capital Inc. and Morgan Stanley & Co. LLC on behalf of the underwriters.

See “Prospectus Supplement Summary—Recent Developments—Share Repurchase.”

Common stock to be outstanding after this offering

218,920,480 shares (or 222,670,480 shares if the underwriters’ option to purchase additional shares of common stock is exercised in full).

After giving effect to the retirement of 38,767,315 shares that we have agreed to repurchase pursuant to the Share Repurchase Agreement, there will be 180,153,165 shares of our common stock outstanding (or 183,903,165 shares if the underwriters’ option to purchase additional shares of common stock is exercised in full).

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $579.0 million, or approximately $665.9 million, if the underwriters exercise their option in full, after deducting the underwriting discount, and estimated offering fees and expenses payable by us (and after giving effect to the reimbursement to us of our offering fees and expenses by Sanken as described above under the heading “Prospectus Supplement Summary—Recent Developments—Share Repurchase”).

We intend to use the net proceeds of this offering (excluding any net proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock) to repurchase shares of our common stock at the First Closing pursuant to the Share Repurchase Agreement. We intend to use the net proceeds from any exercise of the underwriters’ option to purchase additional shares of our common stock, together with cash on hand or additional borrowings under our 2023 Term Loan Facility or our 2023 Revolving Credit Facility, to repurchase shares of our common stock at the Second Closing pursuant to the Share Repurchase Agreement, or, if the Second Closing has been completed at the time of such exercise, to repay borrowings outstanding under our 2023 Term Loan Facility or our 2023 Revolving Credit Facility. The shares being repurchased by us pursuant to the Share Repurchase Agreement will be retired. The First Closing of the share repurchase is conditioned upon the closing of this offering and certain other conditions and the Second Closing of the share repurchase is conditioned upon the receipt by us of net proceeds of no less than $300 million from incremental term loans under our existing credit facility and certain other conditions, but this offering is not conditioned upon the consummation of the share repurchase. We cannot provide any assurance that the share repurchase will occur on the terms described herein, or at all. See “Prospectus Supplement Summary—Recent Developments—Share Repurchase” and “Use of Proceeds.”

Conflicts of Interest

Affiliates of Barclays Capital Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, BofA Securities, Inc. and Mizuho Securities USA LLC are or may become lenders under our 2023 Revolving Credit Facility and may receive 5% or more of the net proceeds of this offering if we elect to repay borrowings under our 2023 Revolving Credit Facility with proceeds from any exercise of the underwriters’ option to purchase additional shares of our common stock. Therefore, Barclays Capital Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, BofA Securities, Inc. and Mizuho Securities USA LLC may have a “conflict of interest” in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with the offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. Pursuant to FINRA Rule 5121, Barclays Capital Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, BofA Securities, Inc. and Mizuho Securities USA LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Listing	Our common stock is listed on the Nasdaq Global Select Market under the symbol “ALGM.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-16 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” in our Fiscal Year 2024 10-K, for a discussion of factors you should carefully consider before investing in our common stock.

The number of shares of our common stock to be outstanding after this offering is based on 193,920,480 shares of common stock outstanding as of July 18, 2024, after giving effect to the retirement of the 38,767,315 shares that we have agreed to repurchase pursuant to the Share Repurchase Agreement; and excludes:

•	3,464,826 shares of common stock issuable upon the vesting and settlement of restricted stock units and performance stock units outstanding as of July 18, 2024;

•	18,506,697 additional shares of common stock reserved for future issuance under our 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”), as well as shares of common stock that may be issued pursuant to provisions in the 2020 Plan that automatically increase the common stock reserve under such plan; and

•	3,182,541 shares of common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan (the “2020 ESPP”), as well as shares of common stock that may be issued pursuant to provisions in the 2020 ESPP that automatically increase the common stock reserve under such plan.

Unless otherwise indicated or the context otherwise requires, all information contained in this prospectus supplement assumes:

•	no vesting and settlement of the restricted stock units and performance stock units referred to above; and

•	no exercise of the underwriters’ option to purchase additional shares of our common stock from us pursuant to this offering.

Risk Factors

An investment in our common stock involves risks. You should consider these risks carefully, as well as the other information contained in this prospectus supplement and the accompanying prospectus, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also consider the risks and uncertainties described under the caption “Risk Factors” in our Fiscal Year 2024 10-K, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could be harmed materially. In that event, the trading price of our common stock might decline, and you might lose all or part of your investment. You should also refer to the other information contained, or incorporated by reference, in this prospectus supplement and accompanying prospectus, including our consolidated financial statements and the related notes. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

Risks Related to this Offering and Ownership of Our Common Stock

Our principal stockholder, Sanken, will continue to influence us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control, and otherwise affect the prevailing market price of our common stock.

After this offering and the share repurchase, our principal stockholder, Sanken, will beneficially own, in the aggregate, approximately 33.2% of our outstanding common stock, and approximately 32.5% of our outstanding common stock if the underwriters’ option to purchase additional shares of common stock is exercised in full. In addition, the Stockholders’ Agreement gives Sanken (for so long as Sanken beneficially owns at least 10% of our common stock) certain rights with respect to the composition of our board of directors, including certain rights to designate members of our board of directors. As a result, these stockholders and their affiliates will have significant influence over the management and affairs of our company, as well as the ability to influence the outcome of matters submitted to our stockholders for approval, including the election of directors and the approval of significant corporate transactions, including any merger, consolidation or sale of all or substantially all of our assets and the issuance or redemption of equity interests in certain circumstances. The interests of these stockholders may not always coincide with, and in some cases may conflict with, our interests and the interests of our other stockholders. For instance, these stockholders could attempt to delay or prevent a change in control of our company, even if such change in control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock. This concentration of ownership may also affect the prevailing market price of our common stock due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in your best interests.

Future issuances or sales of our shares could cause the market price of our common stock to drop significantly, even if our business is doing well.

The issuance of, or sales or of a substantial number of shares of our common stock in the public market, or the perception in the market that such sales may occur, as well as market reaction to the share repurchase could reduce the market price of our common stock. After giving effect to the retirement of the 38,767,315 shares that we have agreed to repurchase from Sanken pursuant to the Share Repurchase Agreement and the shares we are selling in this offering, we will have 180,153,165 shares of common stock outstanding (or 183,903,165 shares of common stock if the underwriters’ option to purchase additional shares of common stock is exercised in full), based on the number of shares of our common stock outstanding as of July 18, 2024. The shares we are selling in this offering may be resold in the public market immediately without restriction, unless purchased by our affiliates. The Company, Sanken and each of the Company’s Section 16 officers and directors will be restricted by lock-up agreements (which may be waived, in whole or in part, with or without notice, by the underwriters). Sales of their shares of common stock are also restricted by securities laws, but will become eligible to be sold at various times after the date of this prospectus supplement, unless held by one of our affiliates, in which case the resale of those securities will be subject to volume limitations under Rule 144 of the Securities Act. Moreover, after giving effect to this offering and the transactions contemplated by the Share Repurchase Agreement, holders of an aggregate of 59,732,782 shares of our common stock will continue to have rights, subject to certain conditions and limitations, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders, until such rights terminate pursuant to the terms of our Amended and Restated Registration

Rights Agreement, by and among us, Sanken and OEP dated November 2, 2020. We have also filed a registration statement on Form S-8 to register shares of common stock issuable under our 2020 Plan and 2020 ESPP. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the “Underwriting (Conflicts of Interest)” section of this prospectus supplement. As these restrictions on resale end, the market price of our common stock could drop significantly if the holders of those shares sell them or are perceived by the market as intending to sell them. These declines in our stock price could occur even if our business is otherwise doing well and, as a result, you may lose all or a part of your investment.

There can be no assurance that the repurchase of shares from Sanken pursuant to the Share Repurchase Agreement will occur on the terms described herein.

The First Closing of the share repurchase is conditioned upon the closing of this offering and certain other conditions and the Second Closing of the share repurchase is conditioned upon the receipt by us of net proceeds of no less than $300 million from incremental term loans under our existing credit facility and certain other conditions, but this offering is not conditioned upon the consummation of the share repurchase. We cannot provide any assurance that the share repurchase will occur on the terms described herein, or at all. Nothing in this prospectus supplement should be construed as an offer (i) to sell, or the solicitation of an offer to purchase, any of our common stock that we repurchase, or (ii) to repurchase, or the solicitation of an offer to sell, any of our common stock.

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. All statements other than statements of historical facts contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus are forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and the plans and objectives of management for future operations, including, among others, statements regarding the offering, the repurchase of shares pursuant to the Share Repurchase Agreement, our liquidity, growth and profitability strategies, and factors and trends affecting our business, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “aim,” “may,” “will,” “should,” “expects,” “exploring,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “seek” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the factors set forth under “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. You should also consider the risks and uncertainties described under the caption “Risk Factors” in our Fiscal Year 2024 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks and uncertainties include, but are not limited to:

•	downturns or volatility in general economic conditions;

•	our ability to compete effectively, expand our market share and increase our net sales and profitability;

•	our reliance on a limited number of third-party semiconductor wafer fabrication facilities and suppliers of other materials;

•	any failure to adjust purchase commitments and inventory management based on changing market conditions or customer demand;

•	shifts in our product mix, customer mix or channel mix, which could negatively impact our gross margin;

•	the cyclical nature of the semiconductor industry, including the analog segment in which we compete;

•	any downturn or disruption in the automotive market or industry;

•	our ability to successfully integrate the acquisition of other companies or technologies and products into our business;

•	our ability to compensate for decreases in average selling prices of our products and increases in input costs;

•	our ability to manage any sustained yield problems or other delays at our third-party wafer fabrication facilities or in the final assembly and test of our products;

•	our ability to accurately predict our quarterly net sales and operating results and meet the expectations of investors;

•	our dependence on manufacturing operations in the Philippines;

•	our reliance on distributors to generate sales;

•	events beyond our control impacting us, our key suppliers or our manufacturing partners;

•	our ability to develop new product features or new products in a timely and cost-effective manner;

•	our ability to manage growth;

•	any slowdown in the growth of our end markets;

•	the loss of one or more significant customers;

•	our ability to meet customers’ quality requirements;

•	uncertainties related to the design win process and our ability to recover design and development expenses and to generate timely or sufficient net sales or margins;

•	changes in government trade policies, including the imposition of export restrictions and tariffs;

•	our exposures to warranty claims, product liability claims and product recalls;

•	our dependence on international customers and operations;

•	the availability of rebates, tax credits and other financial incentives on end-user demands for certain products;

•	risks, liabilities, costs and obligations related to governmental regulations and other legal obligations, including export/trade control, privacy, data protection, information security, cybersecurity, consumer protection, environmental and occupational health and safety, antitrust, anti-corruption and anti-bribery, product safety, environmental protection, employment matters, and tax;

•	the volatility of currency exchange rates;

•	our ability to raise capital to support our growth strategy;

•	our indebtedness may limit our flexibility to operate our business;

•	our ability to effectively manage our growth and to retain key and highly skilled personnel;

•	our ability to protect our proprietary technology and inventions through patents or trade secrets;

•	our ability to commercialize our products without infringing third-party intellectual property rights;

•	disruptions or breaches of our information technology systems or confidential information or those of our third-party service providers;

•	anti-takeover provisions in our organizational documents and under the General Corporation Law of the State of Delaware (the “DGCL”);

•	any failure to design, implement or maintain effective internal control over financial reporting;

•	changes in tax rates or the adoption of new tax legislation;

•	the negative impacts of sustained inflation on our business;

•	the physical, transition and litigation risks presented by climate change; and

•	other events beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement and the accompanying prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus supplement or the accompanying prospectus after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $579.0 million, or approximately $665.9 million, if the underwriters exercise their option in full, after deducting the underwriting discount, and estimated offering fees and expenses payable by us (and after giving effect to the reimbursement to us of our offering fees and expenses by Sanken as described above under the heading “Prospectus Supplement Summary—Recent Developments—Share Repurchase”).

We intend to use the net proceeds of this offering (excluding any net proceeds from the exercise of the underwriters’ option to purchase additional shares of our common stock) to repurchase shares of our common stock at the First Closing pursuant to the Share Repurchase Agreement.

We intend to use the net proceeds from any exercise of the underwriters’ option to purchase additional shares of our common stock, together with cash on hand or additional borrowings under our 2023 Term Loan Facility or our 2023 Revolving Credit Facility, to repurchase shares of our common stock at the Second Closing pursuant to the Share Repurchase Agreement, or, if the Second Closing has been completed at the time of such exercise, to repay borrowings outstanding under our 2023 Term Loan Facility or our 2023 Revolving Credit Facility.

The price per share at which we will repurchase shares pursuant to the Share Repurchase Agreement will equal the price per share at which the underwriters will purchase shares of our common stock in this offering from us (after giving effect to the underwriting discount of 3.50%). The shares being repurchased by us pursuant to the Share Repurchase Agreement will be retired. Pursuant to the Share Repurchase Agreement, Sanken has agreed to reimburse us for the expenses incurred by us in connection with this offering, excluding the underwriting discount. The First Closing of the share repurchase is conditioned upon the closing of this offering and certain other conditions and the Second Closing of the share repurchase is conditioned upon the receipt by us of net proceeds of no less than $300 million from incremental term loans under our existing credit facility and certain other conditions, but this offering is not conditioned upon the consummation of the share repurchase. We cannot provide any assurance that the share repurchase will occur on the terms described herein, or at all. See “Prospectus Supplement Summary—Recent Developments—Share Repurchase.”

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 29, 2024:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the completion of this offering, the share repurchase pursuant to the Share Repurchase Agreement and the application of the estimated net proceeds of this offering, together with $18.9 million of cash on hand and $300.0 million of assumed additional borrowings under our 2023 Term Loan Facility. See “Use of Proceeds.”

This table should be read in conjunction with the other information included or incorporated by reference in this prospectus supplement, including our consolidated financial statements and related notes.

	As of March 29, 2024
	Actual	As adjusted
	(In thousands, except share and per share amounts)
Cash and cash equivalents(1)(7)	$212,143	$216,763
Debt:
2023 Term Loan Facility(2)(3)	249,375	549,375
2023 Revolving Credit Facility(2)(4)	—	—
Unamortized debt issuance costs(5)	(4,273)	(4,273)
Finance lease liabilities	8,438	8,438
Total debt(2)	$253,540	$553,540
Stockholders’ Equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized, no shares issued and outstanding, actual, and as adjusted	—	—
Common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 193,164,609 shares issued and outstanding, actual; 1,000,000,000 shares authorized, 180,153,165 shares issued and outstanding, as adjusted(6)(7)(8)	1,932	1,801
Additional paid in capital(1)(7)(8)	694,332	862,095
Retained earnings(8)	463,012	—
Accumulated other comprehensive loss	(28,841)	(28,841)
Equity attributable to Allegro MicroSystems, Inc.	1,130,435	835,055
Non-controlling interests	1,281	1,281
Total stockholders’ equity	1,131,716	836,336
Total Capitalization	$1,385,256	$1,389,876

(1)	As adjusted column does not give effect to offering fees or expenses, excluding the underwriting discount, in connection with this offering as pursuant to the Share Repurchase Agreement, Sanken has agreed to reimburse us for the expenses incurred by us in connection with this offering, excluding the underwriting discount. See “Prospectus Supplement Summary—Recent Developments—Share Repurchase.” As adjusted column gives effect to the payment by Sanken to us of a $35 million facilitation fee pursuant to the terms of the Share Repurchase Agreement.

(2)	See Note 13, “Debt and Other Borrowings” in the consolidated financial statements included in our Fiscal Year 2024 10-K for information regarding our debt obligations, including our term loans and credit facilities.

(3)	For illustrative purposes only, this table assumes that we will incur $300 million of assumed additional borrowings under the 2023 Term Loan Facility. See “Prospectus Supplement Summary—Recent Developments—Credit Facility Amendment.” However, we may elect not to incur any additional borrowings under the 2023 Term Loan Facility and instead fund our repurchase of shares of our common stock pursuant to the Share Repurchase Agreement from other sources.

(4)	As of March 29, 2024, we had $224 million of borrowings available under the 2023 Revolving Credit Facility, which includes a $20 million letter of credit subfacility. The Company anticipates amending its existing credit agreement to, among other things, increase the amount of revolving commitments available under the 2023 Revolving Credit Facility by $32 million in connection with the share repurchase. However, there can be no assurances that the credit agreement will be amended on the terms described herein or at all. See “Prospectus Supplement Summary—Recent Developments—Credit Facility Amendment.”

(5)	As adjusted column does not give effect to any unamortized debt issuance costs incurred in connection with the $300.0 million of assumed additional borrowings under the 2023 Term Loan Facility.

(6)	The number of shares of our common stock outstanding set forth in the table above on an as adjusted basis gives effect to the retirement of the 38,767,315 shares that we have agreed to repurchase pursuant to the Share Repurchase Agreement. The First Closing of the share repurchase is conditioned upon the closing of this offering and certain other conditions and the Second Closing of the share repurchase is conditioned upon the receipt by us of net proceeds of no less than $300 million from incremental term loans under our existing credit facility and certain other conditions, but this offering is not conditioned upon the consummation of the share repurchase. There can be no assurance that the share repurchase will occur on the terms described herein or at all. See “Prospectus Supplement Summary—Recent Developments—Share Repurchase” and “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—There can be no assurance that the repurchase of shares from Sanken pursuant to the Share Repurchase Agreement will occur on the terms described herein.”

(7)	As adjusted column gives effect to additional issuances and retirements of shares of common stock through July 18, 2024, and includes (i) a $11,529 thousand reduction to cash and cash equivalents for taxes related to net share settlements of equity awards, (ii) a $6 thousand increase to Common Stock as a result of such share issuances and (iii) an $11,535 thousand reduction to additional paid in capital accordingly.

(8)	As adjusted column gives effect to the 38,767,315 shares being repurchased from Sanken pursuant to the Share Repurchase Agreement, and includes (i) a $387 thousand reduction to Common Stock as a result of retired shares, (ii) a $463,012 thousand reduction to retained earnings and (iii) a $434,452 thousand reduction in additional paid in capital.

The number of shares of our common stock to be outstanding after this offering set forth in the table above is based on 193,920,480 shares of common stock outstanding as of July 18, 2024, after giving effect to the retirement of the 38,767,315 shares that we have agreed to repurchase pursuant to the Share Repurchase Agreement; and excludes:

•	3,464,826 shares of common stock issuable upon the vesting and settlement of restricted stock units and performance stock units outstanding as of July 18, 2024;

•	18,506,697 additional shares of common stock reserved for future issuance under our 2020 Plan, as well as shares of common stock that may be issued pursuant to provisions in the 2020 Plan that automatically increase the common stock reserve under such plan; and

•	3,182,541 shares of common stock reserved for future issuance under our 2020 ESPP, as well as shares of common stock that may be issued pursuant to provisions in the 2020 ESPP that automatically increase the common stock reserve under such plan.

The number of shares of our common stock set forth in the table above assumes:

•	no vesting and settlement of the restricted stock units and performance stock units referred to above; and

•	no exercise of the underwriters’ option to purchase additional shares of our common stock from us pursuant to this offering.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock acquired pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that purchase our common stock in this offering and hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address all of the tax consequences that may be relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR OTHER TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

We do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below, we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. For purposes of claiming a reduced treaty rate, if a Non-U.S. Holder holds our common stock through a financial institution or other intermediary, the Non-U.S. Holder will generally be required to provide appropriate documentation to the intermediary, which then may be required to provide certification to an applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a United States real property interest (“USRPI”), by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not currently anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax pursuant to the third bullet point above if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable documentation, or the holder otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to a Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock by a Non-U.S. Holder within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-

U.S. office of a non-U.S. broker (other than a U.S.-related broker, as described above) generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (including entities acting as intermediaries). Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of such stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Underwriting (Conflicts of interest)

Barclays Capital Inc. and Morgan Stanley & Co. LLC are acting as representatives of the underwriters and book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as a Current Report on Form 8-K to be incorporated into to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.	9,000,000
Morgan Stanley & Co. LLC	7,125,000
UBS Securities LLC	3,312,500
BofA Securities, Inc.	1,500,000
Mizuho Securities USA LLC	1,500,000
Jefferies LLC	687,500
PJT Partners LP	1,250,000
Needham & Company, LLC	625,000
Total	25,000,000

The underwriters will commit to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 3,750,000 shares of common stock from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. The underwriters may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share	$0.84	$0.84
Total	$21,000,000	$24,150,000

The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.504 per share. If all the shares are not sold at the initial offering price following the initial offering, the representatives may change the offering price and other selling terms.

The Company and each of the Company’s Section 16 officers and directors have agreed or will agree with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of, or publicly disclose the intention to make any offer, sale, pledge or disposition of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for, or that represent the right to receive, shares of our common stock, engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or other derivative transaction or instrument) which is designed to or which could reasonably be expected to lead to or result in a sale, loan, pledge or other disposition or transfer of all or a portion of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, except with the prior written consent of Barclays Capital Inc. and Morgan Stanley & Co. LLC.

These restrictions applicable to the Company do not apply, subject to certain limitations, to (a) shares of common stock or securities convertible into or exercisable or exchangeable for common stock issued pursuant to existing employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to currently outstanding options, warrants or rights not issued under one of those plans, (b) grants of options or other awards pursuant to existing option plans, (c) confidential submissions of registration statements or the filing of registration statements on Form S-8, (d) the issuance of securities in connection with the acquisition by the Company or any subsidiary of the securities, businesses, property or other assets of another person or entity or pursuant to any employee benefit plan assumed by the Company or any subsidiary in connection with any such acquisition, and (e) the issuance of securities in connection with joint ventures or acquisitions and other strategic transactions; provided that in the case of each of preceding clauses (d) and (e), the aggregate number of shares issued in all such acquisitions and transactions does not exceed 5.0% of the Company’s outstanding common stock following this offering and each recipient of such shares executes a lock-up agreement.

These restrictions applicable to our Section 16 officers and directors do not apply to the following, subject to certain limitations set forth in the lock-up agreements: (a) shares of our common stock acquired from the underwriters in the offering or transactions relating to shares of our common stock or other securities acquired in the open market after the completion of the offering, (b) transfers of shares of our common stock or any security convertible into our common stock as a bona fide gift or gifts or for bona fide estate planning purposes, (c) sales or other dispositions of shares of any class of our capital stock, including our common stock or any security convertible into our common stock, in each case that are made exclusively between and among the signatories of such agreements and such signatory’s family, affiliates, stockholders, or investment fund or other entity controlling, controlled by, managing, or managed by or under common control with the signatory or its affiliates, (d) transfers of shares of our common stock or any security convertible into our common stock by will, testamentary document or intestate succession upon the death of the signatory, or pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union, (e) the exercise (including cashless exercise) of securities convertible into or exchangeable for our common stock and exercise of stock options granted pursuant to our equity incentive plans or otherwise outstanding on the date hereof, (f) (x) sales of shares of Common Stock pursuant to existing contracts, instructions or plans that satisfy all of the requirements of Rule 10b5-1 under the Exchange Act (each, a “Rule 10b5-1 Plan”) as in effect on the date of the Underwriting Agreement and (y) the establishment of any Rule 10b5-1 Plan, (g) any demands or requests for, the exercise of any right with respect to or the taking of any action in preparation of, the registration by the Company under the Securities Act of the signatory’s shares of common stock, (h) the transfer or disposition of our common stock in respect of tax payments due upon the vesting of equity-based awards pursuant to our equity incentive plans and (i) sales or other dispositions to a bona fide third party pursuant to a merger, consolidation, tender offer or other similar transaction made to all holders of our common stock and involving a change of control and approved by our board of directors.

Barclays Capital Inc. and Morgan Stanley & Co. LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements in the two immediately preceding paragraphs in whole or in part at any time subject to applicable notice requirements.

Pursuant to the terms of the Share Repurchase Agreement, Sanken has agreed to a lock-up in respect of the remaining shares of our common stock that it holds after giving effect to the share repurchase for the period from the date of the Share Repurchase Agreement until the date that is 14 months following the First Closing of the share repurchase. We have agreed with the underwriters not to release the lock-up with Sanken during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement without the prior written consent of Barclays Capital Inc. and Morgan Stanley & Co. LLC on behalf of the underwriters. See “Prospectus Supplement Summary—Recent Developments—Share Repurchase.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ALGM.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for its own account, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

The Company does not anticipate incurring offering fees or expenses, excluding the underwriting discount, in connection with this offering as pursuant to the Share Repurchase Agreement, Sanken has agreed to reimburse us for the expenses incurred by us in connection with this offering, excluding the underwriting discount. See “Prospectus Supplement Summary—Recent Developments—Share Repurchase.”

The Company agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest

Affiliates of Barclays Capital Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, BofA Securities, Inc. and Mizuho Securities USA LLC are or may become lenders under our 2023 Revolving Credit Facility and may receive 5% or more of the net proceeds of this offering if we elect to repay borrowings under our 2023 Revolving Credit Facility with proceeds from any exercise of the underwriters’ option to purchase additional shares of our common stock. Therefore, Barclays Capital Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, BofA Securities, Inc. and Mizuho Securities USA LLC may have a “conflict of interest” in regard to this offering under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with the offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. Pursuant to FINRA Rule 5121, Barclays Capital Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, BofA Securities, Inc. and Mizuho Securities USA LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

In addition, the underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates have provided, are providing, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. Affiliates of Barclays Capital Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, BofA Securities, Inc., Mizuho Securities USA LLC and certain of the other underwriters and/or their affiliates are arrangers, agents and/or lenders under our 2023 Term Loan Facility and/or may commit to become arrangers, agents and/or lenders under the 2023 Term Loan Facility to be amended if we elect to incur incremental loans under the 2023 Term Loan Facility in connection with the share repurchase from Sanken and have and/or may receive customary compensation in connection therewith. In addition, an affiliate of UBS Securities LLC is acting as financial advisor to Sanken in connection with the share repurchase and will receive customary compensation in connection therewith. PJT Partners LP is acting as our financial advisor in connection with the offering, for which PJT Partners LP will be entitled to receive a fee, which fee may be deemed underwriting compensation by FINRA.

In the ordinary course of their various business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)       to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)       to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the under-writers for any such offer; or

(c)       in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that it may make an offer to the public in the United Kingdom of any shares at any time under the following exemptions under the UK Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)        to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as

“relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (i) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (which is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or

Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; or (d) as specified in Section 276(7) of the SFA.

Solely for purposes of the notification requirements under Section 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons, that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), and, accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors”

(within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Legal Matters

The validity of the shares of our common stock offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Simpson Thacher & Bartlett LLP, New York, New York, has passed on the validity of the shares of our common stock offered hereby for the underwriters.

Experts

The financial statements as of March 29, 2024 and March 31, 2023 and for the years ended March 29, 2024 and March 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of March 29, 2024 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 29, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements for the period ended March 25, 2022 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Incorporation of Certain Information by Reference

We “incorporate by reference” certain documents we have filed with the SEC, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and any information contained in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference herein and therein will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any free writing prospectus provided to you in connection with this offering modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement and the accompanying prospectus.

The following documents are hereby incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended March 29, 2024, filed with the SEC on May 23, 2024.

•	The information specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended March 29, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 26, 2024.

•	Our Current Reports on Form 8-K filed with the SEC on April 3, 2024 (excluding information furnished pursuant to Item 7.01), April 25, 2024 and July 23, 2024 (excluding information furnished pursuant to Items 2.02 and 7.01).

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-39675), filed with the SEC on October 29, 2020, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to us at the following address:

Allegro MicroSystems, Inc.
955 Perimeter Road
Manchester, New Hampshire 03103
(603) 626-2300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, are required to file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Such annual, quarterly and current reports, proxy and information statements and other information are available through the SEC’s website set forth above. Such information is also available on the investor relations section of our website, which is located at www.allegromicro.com/en. Information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

Prospectus

Allegro MicroSystems, Inc.
Common Stock
Preferred Stock
Debt Securities
Warrants
Purchase Contracts
Units

Common Stock
Offered by the Selling Securityholders

We may offer and sell the securities identified above, and the selling securityholders may offer and sell shares of our common stock, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ALGM.” On July 22, 2024, the last reported sale price of our common stock on the Nasdaq Global Select Market was $28.89 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2024.

About This Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings, and the selling securityholders to be named in a supplement to this prospectus may sell shares of common stock from time to time in one or more offerings, in each case, as described in this prospectus. Each time that we or the selling securityholders offer and sell securities, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Allegro,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Allegro MicroSystems, Inc., unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

Trademarks, Trade Names and Service Marks

This prospectus includes our trademarks, trade names and service marks, including, without limitation, “Allegro MicroSystems®,” “Allegro®” and our logo, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to, or incorporated by reference, in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we or the applicable owner will not assert, to the fullest extent permitted under applicable law, our or its rights or the right of any applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Where You Can Find More Information; Incorporation by Reference

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.allegromicro.com/en. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and does not form a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended March 29, 2024, filed with the SEC on May 23, 2024.

•	The information specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended March 29, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 26, 2024.

•	Our Current Reports on Form 8-K filed with the SEC on April 3, 2024 (excluding information furnished pursuant to Item 7.01), April 25, 2024 and July 23, 2024 (excluding information furnished pursuant to Items 2.02 and 7.01).

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-39675), filed with the SEC on October 29, 2020, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Allegro MicroSystems, Inc.
955 Perimeter Road
Manchester, New Hampshire 03103
(603) 626-2300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

The Company

We are a leading global designer, developer, fabless manufacturer and marketer of sensor integrated circuits (“ICs”) and application-specific analog power ICs enabling the most important emerging technologies in the automotive and industrial markets. We are a leading supplier of magnetic sensor IC solutions worldwide based on market share, driven by our market leadership in the automotive market. Our products are foundational to automotive and industrial electronic systems. Our sensor ICs enable our customers to precisely measure motion, speed, position and current, while our power ICs include high-temperature and high-voltage capable motor drivers, power management ICs, light emitting diode driver ICs and isolated gate drivers. We believe that our technology expertise, combined with our deep applications knowledge and strong customer relationships, enable us to develop solutions that provide more value to customers than typical ICs. Compared to a typical IC, our solutions are more integrated, intelligent and sophisticated for complex applications and easier for customers to use.

We were incorporated in the State of Delaware in March 2013 under the name Sanken North America, Inc. and, in April 2018, changed our name to Allegro MicroSystems, Inc. Our principal executive offices are located at 955 Perimeter Road, Manchester, New Hampshire 03103. Our telephone number is (603) 626-2300, and our website address is www.allegromicro.com/en. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and does not form a part of this prospectus. You should not consider information contained on our website to be part of this prospectus in deciding whether to purchase our securities.

Risk Factors

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in Section 27A of the Securities Act and, as applicable, Section 21E of the Exchange Act. All statements other than statements of historical facts contained, or incorporated by reference in, this prospectus, may be forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the liquidity, growth and profitability strategies and factors and trends affecting our business are forward-looking statements. Without limiting the foregoing, in some cases, you can identify forward-looking statements by terms such as “aim,” “may,” “will,” “should,” “expect,” “exploring,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. No forward-looking statement is a guarantee of future results, performance, or achievements, and one should avoid placing undue reliance on such statements.

Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to us. Such beliefs and assumptions may or may not prove to be correct. Additionally, such forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as updated by our subsequent filings under the Exchange Act and in our other filings with the SEC, that may cause our actual results, performance or achievements to differ materially and adversely from those expressed or implied by the forward-looking statements.

Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

You should read this prospectus and the documents referred to herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

Use of Proceeds

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

Description of Capital Stock

The following summary includes a brief description of the common stock, par value $0.01 per share (“Common Stock”) of Allegro MicroSystems, Inc., a Delaware corporation (the “Company,” “we” or “our”), as well as certain related information. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Second Amended and Restated Bylaws (the “Bylaws”). For a complete description of the terms and provisions of our Common Stock, refer to the Certificate of Incorporation and the Bylaws, both of which are filed as exhibits hereto, and applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”).

Authorized Capital Shares

The Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of Common Stock.

The Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock, par value of $0.01 per share (“Preferred Stock”). Under the terms of the Certificate of Incorporation, our board of directors (the “Board of Directors”) is authorized to direct us to issue shares of Preferred Stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock. No shares of Preferred Stock are currently issued or outstanding; therefore, no rights or preferences have been established thus far.

Voting Rights

The holders of shares of Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders, including the election of directors. The holders of shares of Common Stock do not have cumulative voting rights in the election of directors. An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividend Rights

The holders of shares of Common Stock shall be entitled to receive ratably those dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock that we may designate and issue in the future.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of shares of Common Stock will be entitled to share ratably in the remaining assets legally available for distribution.

Other Rights and Preferences

Holders of shares of Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our shares of Common Stock. The rights, preferences and privileges of the holders of shares of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate in the future.

Anti-Takeover Provisions

Our Certificate of Incorporation and Bylaws, contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions, which are summarized below, may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

Our Certificate of Incorporation provides that our Board of Directors will be divided into three classes. The directors in each class will serve for staggered three-year terms, one class being elected each year by our stockholders. Our Certificate of Incorporation provides that directors may only be removed from our Board of Directors for cause by the affirmative vote of two-thirds of the voting power of the shares entitled to vote, subject to the terms of the Second Amended and Restated Stockholders’ Agreement dated as of July 23, 2024, by and among the Company and Sanken Electric Co., Ltd. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action; Special Meetings of Stockholders

Our Certificate of Incorporation provides that our stockholders may not take action by written consent and may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock cannot amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Further, our Certificate of Incorporation provides that only a majority of our Board of Directors may call a special meeting of our stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions may delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our Board of Directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our Board of Directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person, or a qualified representative (as defined in our Bylaws) of such proposing stockholder, who (1) was the record holder of shares both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by the stockholder must be so delivered, or mailed and received, not more than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our Board of Directors or by the affirmative vote of two-thirds of the votes which all of our stockholders would be eligible to cast in an election of directors. The affirmative vote of a majority of our Board of Directors and two-thirds in voting power of the outstanding shares entitled to vote thereon is required to amend our Certificate of Incorporation.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL. However, our Certificate of Incorporation contains provisions that are similar to Section 203. Specifically, our Certificate of Incorporation provides that, subject to certain exceptions, we are not able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of 10% or more of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with such entity or person.

However, under the Certificate of Incorporation, OEP SKNA, L.P. and any of its affiliates are not deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly, are not subject to such restrictions.

Listing

The Common Stock is traded on The Nasdaq Global Select Market under the trading symbol “ALGM.”

Description of Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee to be named in the applicable indenture. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Allegro,” “we,” “our” or “us” refer to Allegro MicroSystems, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving entity or the successor person (if other than Allegro) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Allegro and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Allegro; or

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

Description of Other Securities

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

Global Securities

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

Selling Securityholders

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

Plan of Distribution

We or any of the selling securityholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

Legal Matters

Davis Polk & Wardwell LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Allegro MicroSystems, Inc. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

Experts

The financial statements as of March 29, 2024 and March 31, 2023 and for the years ended March 29, 2024 and March 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of March 29, 2024 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 29, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements for the period ended March 25, 2022 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

 25,000,000 Shares

Allegro MicroSystems, Inc.

Common Stock

Prospectus Supplement

July 24, 2024

Barclays	Morgan Stanley	UBS Investment Bank
BofA Securities	Mizuho	Jefferies
PJT Partners	Needham & Company